THE TAIWAN FUND, INC. REVIEW
April 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 10.3% in U.S. dollar terms in April, mainly due to improving political sentiment and a brighter technology outlook. Both foreign investors and proprietary traders turned net buyers and net bought NT$ 170 billion and NT$ 11.8 billion, respectively. Local institutions remained net sellers and net sold NT$ 11.8 billion. On the economic front, Taiwan’s Leading Index plunged 2.3% and the Coincident Index fell 1.1% in March. Cross-straits relations have been gradually improving. Positive news should help boost business confidence. Although foreign demand has remained strong, export growth will likely be only single digit in the second quarter of 2006. However, financial indicators, including the TAIEX and the annual growth of M1B money supply, turned strong in April, enabling the Leading Index to rebound. In terms of sector performance, construction (+27.3%) and financial (+13.6%) outperformed in April due to the appreciation of real estate followed by NT dollar appreciation and strengthening domestic demand. On the other hand, plastics (+0.1%) and technology (+7.2%) were underperformers in April with a lack of catalysts and weaker PC demand in the second quarter of 2006.
Fund Performance Review:
The Fund underperformed its benchmark by 0.1% in April. Overweight positions in the packaging and testing sector and the electronic components sector contributed positively. Overweight positions in the Integrated Circuit (“IC”) design sector and underweight positions in the financial sector negatively contributed to performance.
Investment Strategy:
Most technology companies reported in line results for the first quarter of 2006 and delivered consistent guidance for the second quarter of 2006 with weaker PC demand and continued strength in communications and consumer electronics. Our forecast of 23% earnings growth for the whole market is mainly driven by the technology sector. The first quarter of 2006 could be the low point of the year for many companies. We are anticipating that companies in the foundry/packaging, components, and consumer electronics related fields sectors will continue to deliver stronger than expected sales momentum and to enjoy good earnings in 2006. We plan to remain moderately aggressive in our investment strategy considering the good earnings growth momentum of the technology sector so far in 2006, especially the packaging, handset components, consumer electronics and IC design sectors. Those sectors may benefit from strong global consumer demand for products such as laptops, handsets, LCD TVs, MP3 players, and game consoles. Within the technology sector, we plan to underweight the PC sector, as the second quarter historically is the slow season. For non-technology sectors, we plan to remain underweight in the industrial cyclical sectors, such as petrochemical, paper and textile, based on the anticipation of a downtrend in these sectors in the coming year. We plan to have a neutral position in the steel sector as steel prices have been rising and demand has been picking up in the past few weeks. In addition, due to the improving sentiment toward domestic demand, especially in the property market, we will likely invest in the financial and property sectors in the near future.
Total Fund Sector Allocation

	% of	% of
As of 04/30/06	Total Fund	TAIEX
Semiconductor Manufacturing	21.6	15.61
Electronic Components	12.7	4.58
PC & Peripherals	14.0	17.29
Telecommunication	14.4	5.59
IC Design	6.8	3.98
TFT-LCD	9.4	4.75
Financial Services	6.1	17.69
Plastics	2.3	9.41
Iron & Steel	2.5	2.92
Electronics	1.5	1.85
Electric & Machinery	0.8	1.24
Transportation	0.0	2.20
Memory IC	3.8	2.08
Others	0.0	1.81
Textiles	0.0	1.51
Chemicals	1.3	1.48
Automobile	0.0	1.11
Construction	0.0	1.17
Wholesale & Retail	0.0	0.82
Foods	0.0	0.82
Rubber	0.0	0.55
Elec. Appliance & Cable	0.0	0.54
Glass & Ceramics	0.0	0.31
Paper & Pulp	0.0	0.38
Tourism	0.0	0.31
Computer Service and Software	0.0	0.00
Cement	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	97.2	100.00
Cash	2.8

Technology	84.2	55.71
Non-Technology	6.9	26.60
Financial	6.1	17.69
Top 10 Holdings of Total Fund Portfolio

As of 4/30/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	6.64

Taiwan Semiconductor Manufacturing Co	4.57

Catcher Technology Co. Ltd.	4.50

Media Tek, Inc.	4.41

Epistar Corp.	4.22

Siliconware Precision Industries Co.	4.12

High Tech Computer Corp.	4.03

Kinsus Interconnect Technology Corp.	3.70

Cathay Financial Holding Co. Ltd.	3.53

Largan Precision Co. Ltd.	3.32

Total	43.04

Total Net Assets: US$317.57 Million
NAV: US$19.40 Price: US$18.62 Discount:-4.02%
No. of Shares: 16.4 Million
Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index
One Month	10.23	10.31	10.31
Fiscal Year to Date (c)	31.86	22.01	22.32
One Year	36.87	20.69	30.62
Three Years	28.68	23.60	27.49
Five years	7.76	6.57	N/A	(d)
Ten Years	2.61	-0.04	N/A	(d)
Since Inception	10.88	11.12	N/A	(d)

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 03/31/06	As of 04/30/06
TAIEX	6613.97	7171.77
% change in NTD terms	0.80	8.43
% change in USD terms	0.82	8.46
NTD Daily avg. trading volume (In Billions)	90.58	123.91
USD Daily avg. trading volume (In Billions)	2.79	3.88
NTD Market Capitalization (In Billions)	15534.37	16844.64
USD Market Capitalization (In Billions)	478.59	527.93
FX Rate: (NT$/US$)	32.459	31.907
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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